Exhibit 99.1

For Immediate Release
Contact: Kenneth D. Gibbons
(802) 888-6600

Union Bankshares Announces Third Quarter and Year To Date Earnings and Quarterly Dividend Payment

Morrisville, VT October 15, 2008 - Union Bankshares, Inc. (NASDAQ - UNB) today announced net income for the quarter ended September 30, 2008 was $1.17 million or $0.26 per share compared to $1.42 million or $0.32 per share for the same period in 2007. Net Income year to date was $3.76 million or $0.84 per share for 2008 compared to $4.14 million or $0.92 per share for 2007.

Third quarter earnings were adversely affected by the mark-to-market accounting requirement to write down to estimated fair value, through the income statement, investment securities deemed other than temporarily impaired. The Company's management determined that approximately $512 thousand ($338 thousand after tax and 7.5 cents per share) of other-than-temporary impairments will be recognized in the third quarter of 2008 related to fixed maturity bonds of American General Finance (an AIG subsidiary) and Lehman Brothers Holdings. The Company did not own any Fannie Mae or Freddie Mac common or preferred stock and did not engage in any sub prime mortgage lending or investing.

The Company remains well capitalized as defined under regulatory capital guidelines for financial institutions and bank holding companies.

Loan demand has remained strong with total loans growing to $343.3 million as of September 30, 2008 from $315.5 million, an increase of 8.8%, from the same time last year. The drop in the Prime Rate from the first eight and a half months of 2007 at 8.25% to 5% as of September 30, 2008 and the impact on variable rate loans has more than offset the increase in loan income due to volume growth. Loan growth has been partially supported by the growth in deposits of approximately $15.2 million or 4.6% between years and the increase in advances taken to match fund certain loans via a credit facility with the Federal Home Loan Bank of Boston. Net interest income for the quarter is down $197 thousand as loan rates have dropped more quickly than rates on deposits and borrowings.

The provision for possible loan losses of $45 thousand for the quarter was down from the 2007 third quarter provision of $190 thousand. The provision was higher in 2007 mainly because of charge-offs in the third quarter of 2007. There was also an increase in municipal loan volume during the third quarter of 2008 which historically have had no losses and are therefore at a low risk reserve factor.

A quarterly cash dividend of $.28 per share was declared on October 15, 2008 to shareholders of record October 27, 2008, payable November 7, 2008.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and in northwestern New Hampshire. As of September 30, 2008, the Company had approximately $423 million in consolidated assets. The Company operates 14 banking offices and 30 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire. Our two newest branches, one in Danville, Vermont opened in July 2008 and a full service branch in St. Albans, Vermont opened October 2, 2008.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.

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